April 5, 2004	EXHIBITS 5.1 & 23.1

Board of Directors
Ocean Resources, Inc.
2705 Canton Street
Dallas, TX 75226

     RE: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Gentlemen:

We are acting as counsel for Ocean Resources, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of up to an additional 8,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), in connection with the Company’s First Amended 2003 Employee/Consultant Stock Compensation Plan (the “Plan”). Post-Effective Amendment No. 1 to Registration Statement on Form S-8 covering the offering and sale of the Shares (the “Registration Statement”) is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified, conformed or photostatic copies of the Company’s (a) Amended and Restated Certificate of Incorporation, as amended to date; (b) Bylaws; and (c) records of all corporate proceedings relating to the Plan and the Registration Statement. We have also examined such matters of law and such certificates, documents and records of public officials and of the Company as we have deemed necessary for the purpose of rendering the opinions set forth below. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based solely upon the foregoing, and limited in all respects to the corporate laws of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares have been duly authorized, and when issued and delivered in the manner referred to in the Plan against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Scheef & Stone, LLP